Mail Stop 4561


								August 24, 2009

(by facsimile and U.S. Mail)
Mr. George M. Lee
President and Chief Executive Officer
Metrocorp Bancshares, Inc.
9600 Bellaire Boulevard, Suite 252
Houston, Texas 77036

Re:	Metrocorp Bancshares, Inc.
	File No. 000-25141
	Form 10-K for the fiscal year ended December 30, 2008
	Schedule 14A filed April 7, 2009


Dear Mr. Lee:


We have completed our review of your Form 10-K and proxy statement and related filings and have no further comments at this time.





						Sincerely,


						Chris Windsor
						Special Counsel
						Financial Services Group


Fax: ((713)414-3575)